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                                                                    Exhibit 16.1

March 29, 2001


Securities and Exchange Commission
Washington, DC 20549

Gentlemen:

We were previously the principal accountants to Amnis Systems Inc. On March 28, 2001, we were dismissed as principal accountants of Amnis Systems Inc. We have read the statements of Amnis Systems Inc. included under Item 8 of its Form 10-K SB for March 28, 2001 and we agree with such statements.

Very truly yours,


/s/ Robert J. Bliss, C.P.A.

Robert J. Bliss, C.P.A.